EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, the terms "Verint", "we", "us", and "our" in these unaudited pro forma condensed consolidated financial statements and notes thereto refer to Verint Systems Inc. and its consolidated subsidiaries.

On January 6, 2014, we entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Kiwi Acquisition Inc., our indirect, wholly owned subsidiary ("Merger Sub"), Kay Technology Holdings, Inc., a Delaware corporation (“KANA”), and Accel-KKR Capital Partners III, LP, a Delaware limited partnership, providing for the merger (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, of Merger Sub with and into KANA with KANA continuing as the surviving corporation and as our indirect, wholly owned subsidiary. The Merger Agreement was unanimously approved by the boards of directors of KANA, Verint and Merger Sub. Other than the Merger Agreement, there was no material relationship between us or Merger Sub and KANA.

On February 3, 2014, the Merger was completed. The Merger consideration consisted of $542.4 million of cash paid at the closing, partially offset by $28.2 million of KANA’s cash received in the acquisition, resulting in net cash consideration of $514.2 million. The Merger consideration was funded by a combination of cash on hand, $300.0 million of incremental term loans incurred in connection with Amendment No. 1 to our 2013 Amended Credit Agreement (as defined in Note 3, "Long-Term Debt") and $125.0 million of borrowings under our existing revolving credit facility.

KANA, based in Sunnyvale, California and with global operations, is a leading provider of on-premises and cloud-based solutions which create differentiated, personalized, and integrated customer experiences for large enterprises and mid-market organizations.

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of January 31, 2014 gives effect to the Merger as if it had occurred on January 31, 2014, and is derived from our audited consolidated balance sheet as of January 31, 2014 and KANA's audited consolidated balance sheet as of December 31, 2013, which reflects the different year-end dates of the two companies. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2014 gives effect to the Merger as if it had occurred on February 1, 2013 and is derived from our audited consolidated statement of operations for the year ended January 31, 2014 and KANA's audited consolidated statement of operations for the year ended December 31, 2013.

The Merger was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the Merger, based on their estimated fair values as of the closing date of the Merger. Further details regarding the preliminary purchase price allocation appear in Note 2, "Purchase Price Allocation". The purchase price allocation as presented herein was based upon our preliminary valuation of the fair values of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change as additional information becomes available, and such changes could be material. The primary areas of the purchase price allocation that are not yet complete and are subject to change include finite-lived intangible assets, current and deferred income taxes, and deferred revenue.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments for liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future integration actions are necessary, nor do they reflect any revenue or cost saving synergies that may be achieved subsequent to the completion of the Merger. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent or be indicative of our consolidated financial condition or consolidated results of operations that would have been reported had the Merger been completed as of the dates presented, and should not be construed as representative of the future consolidated financial position or consolidated results of operations that may be obtained in the future.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical audited consolidated financial statements and related notes thereto appearing under Item 8 and the section entitled "Management’s

Discussion and Analysis of Financial Condition and Results of Operations" appearing under Item 7, in each case, as contained in our Annual Report on Form 10-K for the year ended January 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 31, 2014, and KANA's audited historical financial statements and related notes thereto as of and for the year ended December 31, 2013, which are attached as Exhibit 99.1 to this Form 8-K/A.

VERINT SYSTEMS INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
January 31, 2014

	Verint Systems Inc.	Kay Technology Holdings, Inc.
	January 31,	December 31,	Pro Forma		Pro Forma
(in thousands)	2014	2013	Adjustments	Notes	Combined
Assets
Current Assets:
Cash and cash equivalents	$378,618	$19,751	$(124,613)	(A)	$273,756
Restricted cash and bank time deposits	6,423	—	—		6,423
Short-term investments	32,049	—	—		32,049
Accounts receivable	194,312	36,883	(8,834)	(B)	222,361
Inventories	10,693	—	—		10,693
Deferred cost of revenue	10,818	—	—		10,818
Prepaid expenses and other current assets	61,478	5,419	20,636	(C)	87,533
Total current assets	694,391	62,053	(112,811)		643,633
Property and equipment, net	40,145	9,957	2,101	(D)	52,203
Goodwill	853,389	93,139	193,659	(E)	1,140,187
Intangible assets, net	132,847	54,450	168,450	(F)	355,747
Capitalized software development costs, net	8,483	—	—		8,483
Long-term deferred cost of revenue	9,843	—	—		9,843
Other assets	33,809	3,116	4,975	(G)	41,900
Total assets	$1,772,907	$222,715	$256,374		$2,251,996

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$65,656	$4,081	$—		$69,737
Accrued expenses and other current liabilities	179,148	21,445	11,600	(H)	212,193
Current maturities of long-term debt	6,555	6,895	(3,895)	(I)	9,555
Deferred revenue	162,124	26,106	(16,730)	(J)	171,500
Total current liabilities	413,483	58,527	(9,025)		462,985
Long-term debt	635,830	71,606	349,644	(K)	1,057,080
Long-term deferred revenue	13,661	1,250	(624)	(L)	14,287
Other liabilities	76,815	7,576	9,195	(M)	93,586
Total liabilities	1,139,789	138,959	349,190		1,627,938
Stockholders' Equity:
Preferred stock	—	91,327	(91,327)	(N)	—
Common stock	54	1,162	(1,162)	(N)	54
Additional paid-in capital	924,663	11,097	(11,097)	(N)	924,663
Treasury stock	(8,013)	—	—		(8,013)
Accumulated deficit	(250,005)	(20,320)	11,260	(O)	(259,065)
Accumulated other comprehensive income (loss)	(39,725)	490	(490)	(N)	(39,725)
Total Verint Systems Inc. stockholders' equity	626,974	83,756	(92,816)		617,914
Noncontrolling interest	6,144	—	—		6,144
Total stockholders' equity	633,118	83,756	(92,816)		624,058
Total liabilities and stockholders' equity	$1,772,907	$222,715	$256,374		$2,251,996

See notes to unaudited pro forma condensed consolidated financial statements.

VERINT SYSTEMS INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended January 31, 2014

	Verint Systems Inc.	Kay Technology Holdings, Inc.
	Year Ended
	January 31,	December 31,	Pro Forma		Pro Forma
(in thousands, except per share data)	2014	2013	Adjustments	Notes	Combined
Revenue:
Product	$416,478	$23,427	$(607)	(P)	$439,298
Service and support	490,814	115,233	(25,124)	(P)	580,923
Total revenue	907,292	138,660	(25,731)		1,020,221
Cost of revenue:
Product	137,558	1,777	(2,094)	(Q)	137,241
Service and support	156,593	54,744	190	(R)	211,527
Amortization of acquired technology and backlog	12,269	6,678	7,744	(S)	26,691
Total cost of revenue	306,420	63,199	5,840		375,459
Gross profit	600,872	75,461	(31,571)		644,762
Operating expenses:
Research and development, net	126,539	18,830	—		145,369
Selling, general and administrative	327,385	37,541	(2,943)	(T)	361,983
Amortization of other acquired intangible assets	24,662	10,054	8,236	(U)	42,952
Total operating expenses	478,586	66,425	5,293		550,304
Operating income	122,286	9,036	(36,864)		94,458
Other income (expense), net:
Interest income	963	73	(349)	(V)	687
Interest expense	(29,780)	(5,670)	(11,436)	(W)	(46,886)
Losses on extinguishment of debt	(9,879)	—	—		(9,879)
Other expense, net	(20,275)	248	634	(X)	(19,393)
Total other expense, net	(58,971)	(5,349)	(11,151)		(75,471)
Income before provision for income taxes	63,315	3,687	(48,015)		18,987
Provision for income taxes	4,539	119	(1,284)	(Y)	3,374
Net income	58,776	3,568	(46,731)		15,613
Net income attributable to noncontrolling interest	5,019	—	—		5,019
Net income attributable to Verint Systems Inc.	53,757	3,568	(46,731)		10,594
Dividends on preferred stock	(174)	—	—		(174)
Net income attributable to Verint Systems Inc. common shares	$53,583	$3,568	$(46,731)		$10,420

Net income per common share attributable to Verint Systems Inc.:
Basic	$1.01				$0.20
Diluted	$0.99				$0.19

Weighted-average common shares outstanding:
Basic	52,967				52,967
Diluted	53,878				53,878

See notes to unaudited pro forma condensed consolidated financial statements.

VERINT SYSTEMS INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for the purposes of inclusion in our amended Form 8-K prepared and filed in connection with the Merger.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures provided herein are adequate to make the information presented not misleading.

The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of January 31, 2014 gives effect to the Merger as if it had occurred on January 31, 2014 and is derived from our audited consolidated balance sheet as of January 31, 2014 and KANA's audited consolidated balance sheet as of December 31, 2013, which reflects the different year-end dates of the two companies. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2014 gives effect to the Merger as if it had occurred on February 1, 2013 and is derived from our audited consolidated statement of operations for the year ended January 31, 2014 and KANA's audited consolidated statement of operations for the year ended December 31, 2013.

The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions set forth in these notes to such statements, which are preliminary and have been made solely for purposes of developing the pro forma information. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent or be indicative of our consolidated financial condition or consolidated results of operations that would have been reported had the Merger been completed as of the dates presented, and should not be construed as representative of the future consolidated financial position or consolidated results of operations that may be obtained in the future.

2. PURCHASE PRICE ALLOCATION

The purchase price for KANA consisted of $542.4 million of cash paid at the closing, partially offset by $28.2 million of KANA’s cash received in the acquisition, resulting in net cash consideration of $514.2 million. The purchase price is subject to customary purchase price adjustments related to the final determination of KANA's cash, debt, net working capital, transaction expenses and taxes as of February 3, 2014, which have not been finalized as of the date of this report.

Under the acquisition method of accounting, the total estimated purchase price is allocated to KANA’s net tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of February 3, 2014, the closing date of the Merger.

The preliminary fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on our estimates and assumptions and on the information that was available to us through the date of this report. We believe that the information provides a reasonable basis for estimating the preliminary fair values of assets acquired and liabilities assumed, but certain items, including intangible assets, current and deferred income taxes, and deferred revenue may be subject to change as additional information becomes available. Thus the provisional measurements of fair value set forth below are subject to change, and such changes could be material. We expect to finalize the valuation as soon as practicable, but not later than one year from February 3, 2014, the closing date of the Merger.

Our preliminary allocation of the estimated purchase price to the fair values of tangible and intangible assets acquired and liabilities assumed is presented in the following table:

(in thousands)	Amount
Net tangible assets (liabilities):
Cash and cash equivalents	$19,751
Accounts receivable	28,049
Other current assets	26,055
Property and equipment	12,058
Other assets	1,324
Accounts payable, accrued expenses, and other current liabilities	(27,800)
Deferred revenue (includes current and long-term portions)	(10,002)
Other liabilities	(16,771)
Net tangible assets acquired	32,664
Identifiable intangible assets:
Developed technology	56,900
Customer relationships	154,300
Trademarks and trade names	11,700
Total identifiable intangible assets	222,900
Goodwill	286,798
Total purchase price	$542,362

For the purpose of preparing the unaudited pro forma condensed consolidated financial statements, the total estimated purchase price of $542.4 million has been allocated to KANA’s net tangible and intangible assets acquired and liabilities assumed as of December 31, 2013. The final allocation of the purchase price will be based upon the fair values of net tangible and intangible assets acquired and and liabilities assumed as of February 3, 2014, the closing date of the Merger, in accordance with U.S. GAAP. In particular, cash and cash equivalents of KANA were $19.8 million at December 31, 2013, as reflected in the table above, which differs from $28.2 million of estimated cash and cash equivalents for KANA at February 3, 2014. However, we expect that KANA's net tangible assets at February 3, 2014 will not significantly differ from net tangible assets at December 31, 2013.

The identifiable intangible assets are finite-lived and will be amortized over their respective estimated useful lives on a straight-line basis, which we believe approximates the pattern in which the assets will be utilized. Developed technology, customer relationships, and trademarks and trade names have been assigned estimated useful lives of from 3 to 5 years, from 5 to 10 years, and 5 years, respectively.

The excess of preliminary purchase price over the preliminary fair values of net tangible and identifiable intangible assets acquired is recorded as goodwill.

3. LONG-TERM DEBT

On March 6, 2013, we entered into an amendment and restatement agreement with, among others, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, amending and restating that certain Credit Agreement, dated April 29, 2011 (as amended and restated, the "2013 Amended Credit Agreement"). The 2013 Amended Credit Agreement provided for $850.0 million of senior secured credit facilities, comprised of (i) $650.0 million of term loans maturing in September 2019 (the "2013 Term Loans") and (ii) a $200.0 million revolving credit facility maturing in March 2018, subject to increase (up to a maximum increase of $300.0 million) and reduction from time to time according to the terms of the 2013 Amended Credit Agreement.

In connection with the acquisition of KANA, on February 3, 2014, we borrowed $125.0 million under our revolving credit facility and entered into Amendment No. 1 to our 2013 Amended Credit Agreement pursuant to which, on such date, we incurred $300.0 million of incremental term loans (the “2014 Term Loans”). The net proceeds of these borrowings were used to fund a portion of the KANA purchase price.

Borrowings under our revolving credit facility are due upon maturity of the revolving credit facility in March 2018. The initial interest rate on the revolving credit borrowings was 4.00%, but was adjusted to 3.50% on March 7, 2014, as described below.

The 2014 Term Loans were subject to an original issuance discount of 0.25%, or $0.8 million, which is being amortized as interest expense over the term of the 2014 Term Loans using the effective interest method.

The 2014 Term Loans bear interest, payable quarterly or, in the case of Eurodollar loans with an interest period of three months or less, at the end of the applicable interest period, at a per annum rate of, at our election:

(a) in the case of Eurodollar loans, the Adjusted LIBO Rate plus 2.75%. The Adjusted LIBO Rate is the greater of (i) 0.75% per annum and (ii) the product of (x) the LIBO Rate and (y) Statutory Reserves (both as defined in the 2013 Amended Credit Agreement), and

(b) in the case of Base Rate loans, the Base Rate plus 1.75%. The Base Rate is the greatest of (i) the administrative agent’s prime rate, (ii) the Federal Funds Effective Rate (as defined in the 2013 Amended Credit Agreement) plus 0.50% and (iii) the Adjusted LIBO Rate for a one-month interest period plus 1.00%.

The initial interest rate on the 2014 Term Loans was 3.50%.

We incurred debt issuance costs, which are being quantified but are estimated to be approximately $7.1 million associated with the 2014 Term Loans, which have been deferred and are being amortized as interest expense over the term of the 2014 Term Loans.

We are required to make principal payments of $0.8 million per quarter on the 2014 Term Loans commencing on May 1, 2014 and continuing through August 1, 2019, with the remaining balance due in September 2019. Optional prepayments of the 2014 Term Loans are permitted without premium or penalty, other than customary breakage costs associated with the prepayment of loans bearing interest based on LIBO Rates and a 1.0% premium applicable in the event of specified repricing transactions prior to September 8, 2014.

On February 3, 2014, we also entered into Amendment No. 2 to the 2013 Amended Credit Agreement which, among other things, (i) permits us to increase the permitted amount of additional incremental term loans and revolving credit commitments under the 2013 Amended Credit Agreement (beyond the 2014 Term Loans borrowed under Amendment No. 1) by up to, in the aggregate, $200.0 million plus an additional amount such that the First Lien Leverage Ratio (as defined in Amendment No. 2) would not exceed the specified maximum ratio set forth therein, (ii) increased the size of certain negative covenant basket carve-outs, (iii) permits us to issue Permitted Convertible Indebtedness (as defined in Amendment No. 2), and (iv) permits us to refinance all or a portion of any existing class of term loans under the 2013 Amended Credit Agreement with replacement term loans.

Further, on February 3, 2014, we entered into Amendment No. 3 to the 2013 Amended Credit Agreement which extended by one year, to January 31, 2016, the step-down date of the leverage ratio covenant applicable to our revolving credit facility and, subject to the effectiveness of Amendment No. 4 (as described below), repriced the interest rate applicable to borrowings under the revolving credit facility to the interest rate applicable to the 2014 Term Loans.

On March 7, 2014, we entered into Amendment No. 4 to our 2013 Amended Credit Agreement to, among other things, reprice the interest rate applicable to the 2013 Term Loans to the interest rate applicable to the 2014 Term Loans. The repricing of the interest rate applicable to borrowings under the revolving credit facility contemplated by Amendment No. 3 became effective on March 7, 2014, upon the effectiveness of Amendment No. 4.

We incurred approximately $2.4 million of fees in consideration of Amendment No. 4, which have been deferred and will be amortized as interest expense over the remaining term of the 2013 Term Loans. As of March 7, 2014, there were approximately $4.3 million of unamortized deferred fees and $2.8 million of unamortized original issuance term loan discount associated with the 2013 Term Loans. We are assessing the impact that Amendment No. 4 may have on the accounting for these unamortized costs.

The reduced interest rates applicable to borrowings under the revolving credit facility and to the 2013 Term Loans, which became effective on March 7, 2014 upon the effectiveness of Amendment No. 4, are not reflected in the unaudited pro forma condensed consolidated statement of operations, because those reduced interest rates were not directly attributable to the Merger. For purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2014, had we assumed our actual March 7, 2014 interest rate of 3.50% on those borrowings, rather than the historical rates (4.50% through March 6, 2013 and 4.00% thereafter), pro forma interest expense would have been approximately $42.8 million, or $4.1 million lower than as presented therein.

Because such fees were not directly attributable to the Merger, we have also not reflected amortization of the $2.4 million of fees incurred in consideration of Amendment No. 4, which were deferred and will be amortized as interest expense over the remaining term of the 2013 Term Loans.

4. PRO FORMA ADJUSTMENTS

The adjustments included in the unaudited pro forma condensed consolidated financial statements are described below.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A) To reflect the portion of the KANA purchase price funded by $124.6 million of our cash on hand.

(B) To record an $8.8 million reduction to KANA's accounts receivable, which conforms KANA's presentation of accounts receivable and associated deferred revenue to our presentation. In circumstances for which we are unable to recognize revenue for sales transactions that have been billed but have not been collected, we do not recognize the deferred revenue or the related account receivable, and no amounts appear on our consolidated balance sheet for such transactions. We recognize deferred revenue only to the extent that we have received cash. (refer to adjustments (J)(i) and (L)(i)).

(C) To record a $20.6 million intangible asset for the value of KANA's undelivered performance obligations under customer contracts that have not been fully paid. The estimated fair value of these contracts was determined on the same basis used to value the historical deferred revenue appearing on KANA's December 31, 2013 balance sheet (refer to adjustment (J)(ii)). We are amortizing this intangible asset over expected delivery periods, as a reduction to revenue.

(D) To record a $2.1 million difference between the preliminary fair value and the historical carrying value of KANA's property and equipment.

(E) This net adjustment of $193.7 million consists of the following:

(i) To eliminate KANA's $93.1 million of historical goodwill, and
(ii) To record the $286.8 million preliminary estimate of goodwill for the Merger, further details regarding which appear in Note 2, "Purchase Price Allocation".

(F) This net adjustment of $168.5 million consists of the following:

(i) To eliminate KANA's $54.4 million of historical intangible assets, and
(ii) To record the $222.9 million preliminary estimate of identifiable intangible assets acquired in the Merger, further details regarding which appear in Note 2, "Purchase Price Allocation".

(G) This net adjustment of $5.0 million consists of the following:

(i) To record $6.8 million of debt issuance costs incurred in connection with the 2014 Term Loans, not reflected in our January 31, 2014 consolidated balance sheet, which have been deferred and are being amortized as interest expense over the term of the 2014 Term Loans, and
(ii) To eliminate $1.8 million of KANA long-term deferred financing costs, due to the extinguishment of the associated bank debt by the former shareholders of KANA in connection with the Merger.

(H) This adjustment of $11.6 million consists of the following:

(i) To accrue $9.0 million of estimated transaction costs directly related to the Merger expected to be incurred by KANA subsequent to December 31, 2013,
(ii) To record $2.3 million of net current deferred income tax liabilities associated with the pro forma purchase accounting adjustments. The pro forma adjustments to deferred income taxes, and to associated valuation allowances, have been calculated using applicable statutory income tax rates, adjusted as appropriate to reflect the full valuation allowance that we maintain against our U.S. federal and combined state deferred tax assets (refer also to adjustment (M)).
(iii) To accrue $0.3 million of unpaid debt issuance costs as of January 31, 2014 associated with the 2014 Term Loans.

The $9.0 million of estimated transaction costs, as described in adjustment (H)(i) above, result in a corresponding increase to accumulated deficit. There is no adjustment to the unaudited pro forma condensed consolidated balance sheet for transaction costs incurred by us, because all such costs are already reflected in our historical January 31, 2014 consolidated balance sheet.

The pro forma adjustments to deferred income taxes do not provide for additional deferred income taxes on the excess of financial reporting over the tax basis of investments in certain foreign subsidiaries because we plan to reinvest such earnings indefinitely outside the U.S.

(I) This net adjustment of $3.9 million consists of the following:

(i) To record $3.0 million for current maturities of the 2014 Term Loans, and
(ii) To eliminate $6.9 million of current maturities of bank debt which was extinguished by the former shareholders of KANA in connection with the Merger.

(J) This adjustment of $16.7 million consists of the following:

(i) To record $8.7 million to conform the presentation of KANA's deferred revenue to our presentation (refer to adjustment (B)). The $8.8 million adjustment to accounts receivable referred to in adjustment (B) is offset by adjustments to the current and long-term portions of deferred revenue of $8.7 million and $0.1 million, respectively, and
(ii) To record a $8.0 million difference between the preliminary fair value and the historical carrying value of the current portion of KANA's deferred revenue. The preliminary fair value represents the estimated cost plus a reasonable profit margin to fulfill the performance obligations underlying the deferred revenue liability, assumed by us in the Merger. The estimated amounts presented for purposes of the unaudited pro forma condensed consolidated balance sheet are based upon the deferred revenue balances of KANA as of December 31, 2013 and do not reflect the actual fair value adjustments that will be recorded as of the actual February 3, 2014 Merger date.

(K) This net adjustment of $349.6 million consists of the following:

(i) To record $296.2 million for bank debt incurred under the 2014 Term Loans (consisting of $300.0 million of gross loans, net of $0.8 million of original issuance discount and $3.0 million of current maturities),
(ii) To record $125.0 million of borrowings under our revolving credit agreement, and
(iii) To eliminate $71.6 million of long-term KANA bank debt which was extinguished by the former shareholders of KANA in connection with the Merger.

Proceeds from the 2014 Term Loans and the borrowings under our revolving credit agreement were used to fund a portion of the purchase price for KANA.

(L) This adjustment of $0.6 million consists of the following:

(i) To record $0.1 million to conform the presentation of KANA's deferred revenue to our presentation (refer to adjustments (B) and (J)(i)), and
(ii) To record a $0.5 million difference between the preliminary fair value and the historical carrying value of the long-term portion of KANA's deferred revenue (refer to the discussion regarding the current portion of KANA's deferred revenue in adjustment (J)(ii)).

(M) To record $9.2 million of net long-term deferred income tax liabilities associated with the pro forma purchase accounting adjustments, including deferred taxes related to the acquired identifiable intangible assets (refer to adjustment (H)(ii)).

(N) To eliminate KANA's historical preferred stock, common stock, additional paid-in capital, and accumulated other comprehensive income.

(O) This net adjustment of $11.3 million consists of the following:

(i) To eliminate KANA's $20.3 million historical retained deficit, and
(ii) To reflect $9.0 million of estimated transaction costs directly related to the Merger, incurred by KANA subsequent to December 31, 2013 (refer to adjustment (H)(i)).

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(P) To record $0.6 million and $25.1 million reductions to product and service revenue, respectively, related to the estimated fair value of performance obligations underlying the deferred revenue liability assumed by us in the acquisition of KANA. The difference between the preliminary fair value of deferred revenue, which is calculated using the estimated costs to fulfill the obligations assumed plus a reasonable profit margin, compared to the historical carrying value of KANA's deferred revenue, results in a reduction to revenue when the obligations are performed and revenue is recognized.

(Q) To eliminate a $2.1 million impairment of capitalized software development costs recorded in our consolidated statement of operations for the year ended January 31, 2014, resulting from strategy changes in certain product development initiatives as a result of the Merger. While directly related to the Merger, this cost is non-recurring, and under applicable accounting guidance, is excluded from the unaudited pro forma condensed consolidated statement of operations.

(R) To record $0.2 million of incremental depreciation expense within cost of service and support revenue, associated with the difference between the preliminary fair value and the historical carrying value of KANA's property and equipment (refer to adjustment (D)).

(S) This net adjustment of $7.7 million consists of the following:

(i) To eliminate $6.7 million of amortization expense on KANA's historical intangible assets, and
(ii) To record $14.4 million of amortization expense for developed technology acquired in the Merger which was assigned a preliminary fair value of $56.9 million, further details regarding which appear in Note 2, "Purchase Price Allocation".

(T) This net adjustment of $3.0 million consists of the following:

(i) To eliminate $2.3 million of non-recurring Merger transaction costs incurred by us during the year ended January 31, 2014,
(ii) To eliminate $0.9 million of non-recurring Merger transaction costs incurred by KANA for the year ended December 31, 2013,
(iii) To record $0.1 million of incremental depreciation expense within selling, general and administrative expenses, associated with the difference between the preliminary fair value and the historical carrying value of KANA's property and equipment (refer to adjustment (D)), and
(iv) To record $0.1 million of incremental insurance premiums directly related to the Merger.

The Merger transaction costs described in (T)(i) and (T)(ii) above, while directly related to the Merger, are non-recurring, and under applicable accounting guidance, are excluded from the unaudited pro forma condensed consolidated statement of operations.

(U) This net adjustment of $8.2 million consists of the following:

(i) To eliminate $10.1 million of amortization expense on KANA's historical intangible assets, and
(ii) To record $18.3 million of amortization expense for customer relationships and trademarks and trade names acquired in the Merger, which were assigned preliminary fair values of $154.3 million and $11.7 million, respectively, further details regarding which appear in Note 2, "Purchase Price Allocation".

(V) To record an estimated $0.3 million decrease to our interest income resulting from the reduction in cash. We assumed that the $124.6 million of cash on hand expended for the Merger was paid on February 1, 2013 and the estimated reduction to interest income was derived based on the average yield earned by us during the year ended January 31, 2014.

(W) This net adjustment of $11.4 million consists of the following:

(i) To eliminate $5.7 million of historical KANA interest expense,
(ii) To record $15.7 million of combined interest expense on the 2014 Term Loans and $125.0 million of borrowings under our revolving credit agreement,
(iii) To record $1.3 million of amortization of debt issuance costs incurred in connection with the 2014 Term Loans, and
(iv) To record $0.1 million of amortization of debt discount on the 2014 Term Loans.

(X) To eliminate $0.6 million of commitment fees on our line of credit in recognition of $125.0 million of borrowing under the line of credit assumed to occur on February 1, 2013.

(Y) To record a $1.3 million reduction in the provision for income taxes to reflect the effects of the pro forma adjustments. The income tax effects of the pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations have been calculated using applicable statutory income tax rates, adjusted as appropriate to reflect the full valuation allowance that we maintains against our U.S. federal and combined state deferred tax assets.